Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169533

COLE CREDIT PROPERTY TRUST IV, INC.
SUPPLEMENT NO. 27 DATED FEBRUARY 25, 2014
TO THE PROSPECTUS DATED MAY 1, 2013
This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust IV, Inc. dated May 1, 2013, Supplement No. 21 dated January 10, 2014, which superseded and replaced all previous supplements to the prospectus, Supplement No. 22 dated January 28, 2014, Supplement No. 23 dated February 3, 2014, Supplement No. 24 dated February 10, 2014, Supplement No. 25 dated February 13, 2014 and Supplement No. 26 dated February 18, 2014. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the status of the offering of shares of Cole Credit Property Trust IV, Inc.
Status of Our Public Offering
We previously disclosed that our board of directors has approved closing the primary portion of our offering on February 28, 2014, unless all shares being offered have been sold prior to that date, in which case the offering will be terminated. As of February 25, 2014, we are no longer accepting subscription agreements in connection with our primary offering because we expect to reach the maximum primary offering amount earlier than February 28, 2014. Additionally, subscription agreements received prior to the time at which we reach the maximum primary offering amount, but not in good order, or subscription agreements that require additional information or are not fully funded, will be subject to review and will be processed only if shares are available.
We intend to continue to sell shares of our common stock in our offering pursuant to our distribution reinvestment plan following the termination of our primary offering.
The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate our offering at any time prior to the stated termination date.

CCPT 4-SUP-27B